UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange act of 1934
Date of Report (Date of earliest event reported): August 13, 2014

LinkedIn Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	001-35168	47-0912023
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)
2029 Stierlin Court
Mountain View, CA 94043
(Address of Principal Executive Offices including Zip Code)
(650) 687-3600
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On August 13, 2014, LinkedIn Corporation (the “Company”) completed its previously announced acquisition of Bizo, Inc. (“Bizo”), a leader in business audience marketing, with technology that enables measurable display and social advertising programs specifically focused on professional segments. As contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) entered into on July 21, 2014, by and among the Company, Bizo, Buffalo Wings Acquisition Merger Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and with respect to Articles I, VI, VII and VIII of the Merger Agreement only, Shareholder Representative Services LLC, as Stockholder Representative, Merger Sub merged with and into Bizo (the “Merger”), with Bizo continuing as the surviving corporation of the Merger and a wholly-owned subsidiary of the Company. The aggregate consideration payable in exchange for all of the outstanding equity interests of Bizo was approximately $175 million, comprising an aggregate of approximately $160 million in cash and approximately $15 million in the Company’s Class A common stock, subject to an adjustment based on (i) purchase price adjustment provisions and (ii) indemnification obligations of Bizo equityholders after the closing of the acquisition. A portion of the consideration was placed in escrow to satisfy certain indemnification obligations of Bizo equityholders described in the Merger Agreement.
The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description

2.1
Agreement and Plan of Merger, dated July 21, 2014, by and among LinkedIn Corporation, Bizo, Inc., Buffalo Wings Acquisition Merger Corporation and Shareholder Representative Services LLC, as Stockholder Representative.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINKEDIN CORPORATION
Date: August 15, 2014	By:	/s/ Steve Sordello
Steve Sordello
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

2.1
Agreement and Plan of Merger, dated July 21, 2014, by and among LinkedIn Corporation, Bizo, Inc., Buffalo Wings Acquisition Merger Corporation and Shareholder Representative Services LLC, as Stockholder Representative.